Exhibit 3.6
Amended Certificate Of Designation

(Pursuant to Section 151 of the Delaware General Corporation Law)

The undersigned, Christopher J. Reed and Judy Holloway Reed, certify that:

ONE.   They are the duly elected Chief Executive Officer and Secretary, respectively, of the Reed’s, Inc., a Delaware corporation (the “Corporation”).

TWO. The Certificate of Incorporation of this Corporation provides for a class of its authorized shares known as Preferred Stock comprised of 500,000 shares issuable from time to time in one or more series, of which 47,121 shares designated as Series A Convertible Preferred Stock are currently outstanding and no shares designated as Series B Convertible Preferred Stock are currently outstanding.

THREE.   Pursuant to and in accordance with the provisions of Section 151 of the Delaware General Corporation Law and the Certificate of Incorporation of this Corporation (“Certificate of Incorporation”), the Board of Directors of the Corporation (“Board of Directors”) has duly authorized and adopted resolutions amending the Certificate of Designation originally filed April 29, 2009 and amended November 16, 2009, by decreasing the Conversion Price (defined hereinbelow) of the Series B Convertible Preferred Stock to $1.43.

FOUR. The Board of Directors of the Corporation has duly authorized and adopted the following recitals and resolutions on December 4, 2009:

WHEREAS, the Board of Directors of this corporation is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series and the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock; and

WHEREAS, the Board of Directors has previously fixed and determined the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to a Series B Convertible Preferred Stock, pursuant to a Certificate of Designation as filed with the Delaware Secretary of State on April 29, 2009 and amended November 16, 2009; and

WHEREAS, the Board of Directors wishes to amend and restate the Certificate of Designation originally filed April 29, 2009 and amended November 16, 2009, by decreasing the Conversion Price (defined hereinbelow) of the Series B Convertible Preferred Stock to $1.43.

RESOLVED, that the Board of Directors hereby amends and restates the Certificate of Designation filed April 29, 2009 and amended November 16, 2009 in its entirety and designates the number of shares, and fixes the relative rights, powers and preferences thereof, and the limitations or restrictions of the Series B Convertible Preferred Stock (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series), as follows:

Series B Convertible Preferred Stock

A total of four hundred thousand (400,000) shares of the authorized and unissued Preferred Stock of the Corporation, $10.00 stated value per share, are hereby designated “Series B Convertible Preferred Stock” (the “Series B Preferred”) with such series having the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1. Rank.  The Series B Preferred shall rank (a) senior, in all matters, to (i) any class of common stock of the Corporation, including, without limitation, the Corporation’s common stock, $0.0001 par value per share (the “Common Stock”), and any other class or series of capital stock into which the Common Stock is reclassified or reconstituted, (ii) any other class or series of capital stock of the Corporation either specifically ranking by its terms junior to the Series B Preferred or not specifically ranking by its terms senior to or on parity with the Series B Preferred, and (iii) any class or series of capital stock of the Corporation into which the capital stock referred to in the preceding subclauses (i) and (ii) is reclassified or reconstituted (the capital stock referred to in this clause (a) is hereinafter referred to as the “Junior Stock”); (b) on parity with any class or series of capital stock of the Corporation specifically ranking by its terms on parity, in all matters expressly provided, with the Series B Preferred (“Parity Stock”); and (c) junior, in all matters expressly provided, to the Corporation’s class of Preferred Stock designated as Series A Convertible Preferred stock and any class or series of capital stock of the Corporation specifically ranking by its terms senior to the Series B Preferred (“Senior Stock”).

2.            Dividends.

(a)           Subject to the prior payment in full of any dividends to which any Senior Stock is entitled pursuant to the Certificate of Incorporation, as then amended to date, for a period of three (3) years from the date of issuance of the Series B Preferred, the holders of the Series B Preferred (each, a “Series B Holder”) shall be entitled to receive, out of funds legally available therefor, dividends (the “Series B Dividends”), which shall be cumulative and non-compounding and accrue on a daily basis from the date on which a particular share of Series B Preferred is issued, at an annual rate equal to five percent (5%) of the Original Purchase Price (the “Series B Dividend Rate,” subject to increase as provided below), payable as provided in Section 2(b) hereof.  As used herein, “Original Purchase Price” means ten dollars ($10.00).

(b)           Series B Dividends payable pursuant to Section 2(a) hereof shall be payable in quarterly dividends equal to 1.25% of such Liquidation Value (defined below) on each of September 30, December 31, March 31 and June 30 of each year (the “Series B Dividend Payment Date”), for a period of 36 months from the date of issuance of the Series B Preferred Convertible Preferred Stock.  Such dividends shall be payable, on each Series B Dividend Payment Date, in additional shares of Series B Preferred Convertible Preferred Stock (“PIK Dividends”), or, in the sole discretion of the Board of Directors, in cash or Common Stock and such dividends shall be cumulative and shall accrue whether or not declared, earned or payable from and after the date of issue of the Series B Preferred.  The shares of Series B Preferred distributed as a PIK Dividend shall be deemed to be issued and outstanding from and after such Series B Dividend Payment Date, and the amount of shares issued as a PIK Dividend shall have an aggregate Liquidation Value, at the Series B Dividend Payment Date equal to the value of the dividend accrued and payable.  The initial “Liquidation Value” of each share of Series B Preferred will be $10.00 per share, and thereafter, there will be added to the Liquidation Value of each share of Series B Preferred, as of any Series B Dividend Payment Date, the amount of any dividends payable on such share on that Series B Dividend Payment Date but not paid on that Series B Dividend Payment Date, whether or not such dividends are declared, earned or payable. The amount of Series B Dividends payable on the Series B Preferred for any period shorter than a full calendar quarter shall be computed on the basis of a 360-day year of twelve 30-day months.

(c)           So long as any shares of Series B Preferred are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on any Junior Stock, or purchase, redeem or otherwise acquire for value any shares of Junior Stock until all Series B Dividends as set forth in Section 2(a) shall have been paid or declared and set apart.

(d)           Any Series B Dividend shall be paid in PIK Dividends, cash or shares of Common Stock, in the sole and absolute discretion of the Board of Directors.

(e)           If the Corporation elects to pay any Series B Dividend due in Common Stock (“Interest Shares”), the issuance price of the Interest Shares will be equal to the 10-day Weighted Average Price (as defined below) of the Common Stock ending on the day prior to Series B Dividend Payment Date. "Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the principal national securities exchange on which such equity securities are listed or admitted to trading (“Principal Market”) during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its "Volume at Price" functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be as determined by the affirmative vote of a majority of the members of the Board of Directors, or, if the requisite approval of the Board of Directors cannot be obtained, by a nationally recognized independent appraiser or investment bank selected, in good faith, by a majority of the members of the Board of Directors; provided, however, in no event shall there be a reduction in the fair market value of such equity securities based upon a “minority” or similar discount or based upon the fact that there does not exist any public trading market for such equity securities.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

3.             Liquidation.

(a)           In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or a Triggering Event (as defined herein) (each referred to herein as a “Liquidation Event”), after payment or provision for payment of debts and other liabilities of the Corporation and all amounts due and owing to the holders of outstanding shares of Senior Stock, if any, each holder of Series B Preferred, before any distribution or payment is made upon any Junior Stock, shall be entitled to receive, out of the assets of the Corporation legally available for distribution to stockholders (the “Available Assets”), an amount equal to each holder’s Liquidation Preference.  The “Liquidation Preference” payable with respect to each share of Series B Preferred shall be equal to the greater of (i) the Liquidation Value and (ii) if such share of Series B Preferred were then convertible into Common Stock, such amount which the holder of Series B Preferred would be entitled to receive in connection with the Liquidation Event if such holder had converted his, her or its Series B Preferred immediately prior to the occurrence of the Liquidation Event. Shares of Series B Preferred shall (i) not be entitled to any distributions in the event of a Liquidation Event other than a distribution in an amount equal to the Liquidation Preference, and (ii) be deemed cancelled upon full distribution of such Liquidation Preference.

(b)           If the Available Assets shall be insufficient to permit full payment of the Liquidation Preference upon a Liquidation Event to all holders of Series B Preferred, as well as all payments then due or due by reason of such Liquidation Event on any Parity Stock, then the holders of Series B Preferred and holders of such Parity Stock shall share ratably in any such distribution of the Corporation’s assets in proportion to the full respective distributable amounts to which they are entitled.

(c)           Written notice of a Liquidation Event, stating a payment date, the amount of the Liquidation Preference and the place where said sums shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the payment date stated therein, to all holders of Series B Preferred of record, such notice to be addressed to each such stockholder at such holder’s post office address as shown by the records of the Corporation.

(d)           Unless otherwise provided herein, whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such property shall be the Fair Market Value.

(e)           As used herein, the following terms shall have the following meanings:

(i)           “Triggering Event” means (a) a sale of all or substantially all of the assets of the Corporation to any Person, (b) any transaction or series of transactions by which any Person or group (as such term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner (as so defined), directly or indirectly, of shares representing more than fifty percent (50%) of the aggregate voting power of the Corporation. or (c) a merger, consolidation, reorganization, recapitalization or other transaction or series of related transactions (a “Recapitalization”) in which the stockholders of the Corporation owning a majority of the voting stock of the Corporation with the right to elect a majority of the Board of Directors in the aggregate immediately prior to such Recapitalization do not own a majority of such voting stock or voting power of the surviving, successor or continuing entity following such Recapitalization.

(ii)           “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(iii)           “Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Corporation, shall include any Person beneficially owning or holding, directly or indirectly, ten percent (10%) or more of any class of voting or equity interests of the Corporation or any subsidiary or any corporation of which the Corporation and its subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, ten percent (10%) or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(iv)           “Fair Market Value” shall mean the following: (i) with respect to equity securities, (A) in the event such equity securities are publicly traded, the 10-day Weighted Average Price for such equity securities preceding the date of consummation of the event requiring a determination of Fair Market Value (the “Determination Date”) (B) in the event such equity securities are not publicly traded, the fair market value of such equity securities shall be determined by the affirmative vote of a majority of the members of the Board of Directors or, if the requisite approval of the Board of Directors cannot be obtained, by a nationally recognized independent appraiser or investment bank selected, in good faith, by a majority of the members of the Board of Directors; provided, however, in no event shall there be a reduction in the fair market value of such equity securities based upon a “minority” or similar discount or based upon the fact that there does not exist any public trading market for such equity securities; (ii) with respect to debt securities, the present value of such debt securities utilizing an interest rate equal to the prime rate on the Determination Date, as published in The Wall Street Journal, Eastern Edition, on such Determination Date; or (iii) with respect to any other property, the fair market value of such property, as determined (A) by the affirmative vote of a majority of the members of the Board of Directors or (B) if the requisite approval of the Board of Directors referred to in the preceding clause (A) cannot be obtained, by a nationally recognized independent appraiser selected, in good faith, by a majority of the members of the Board of Directors.

4.            Voting Rights.

(a)          The holders of the issued and outstanding Series B Preferred shall have no voting rights except as required by law or as provided in Section 4(b).

(b)          At any time when shares of Series B Preferred are outstanding, in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of holders representing at least a majority of the shares of Series B Preferred then outstanding, the Corporation shall not issue or authorize the issuance of any Senior Stock or Parity Stock.

(c)          Any action which by law requires the affirmative vote or consent of the holders of Series B Preferred shall require the consent of holders representing at least a majority of the shares of Series B Preferred then outstanding.

5.            Conversion.

(a)           Optional Conversion.  The holders of Series B Preferred shall have the following conversion rights (each shall be referred to herein as an “Optional Conversion”):

               (i)                 At any time after issuance the shares of Series B Preferred shall be convertible at any time and from time to time, in whole or in part (but not in fractions of a share), at the option of the holder thereof, until any Redemption Date, into such number of fully paid and nonassessable shares of Common Stock as is determined by multiplying the number of shares to be converted with the Conversion Rate.

               (ii)                 The “Conversion Rate” shall be the Original Purchase Price divided by the Conversion Price at the time in effect for a share of such Series B Preferred.  The “Conversion Price” per share of Series B Preferred initially shall be equal to One Dollar and Forty Three Cents ($1.43), subject to adjustment from time to time as provided below.

               (iii)                 As used herein, “Acquisition Event” means (A) the execution of a definitive agreement with a Person that is (1) the beneficial owner of at least a majority of the then outstanding shares of Series B Preferred, or (2) an Affiliate of (1), providing for a transaction which would constitute a Triggering Event or (B) the public commencement by a Person that is not  (1) the beneficial owner of at least a majority of the then outstanding shares of Series B Preferred, or (3) an Affiliate of  (1), of an exchange or tender offer to acquire all of the Common Stock.

(b)          Mandatory Conversion.  At any time after issuance of the Series B Preferred, if the closing price of the Common Stock as reported by the Principal Market or quotation system on which such Common Stock is traded or reported equals or exceeds Two Dollars and Seventy Five Cents ($2.75) per share of Common Stock of the then current Conversion Price for five (5) consecutive trading days, then the Corporation shall have the right to cause all (but not less than all) outstanding shares of Series B Preferred to be automatically converted into shares of Common Stock (such conversion being referred to herein as a “Mandatory Conversion” and the date on which such Mandatory Conversion becomes effective as the “Mandatory Conversion Date”).

(c)          Conversion of the Series B Preferred may be effected by any holder thereof upon the surrender to the transfer agent for the Series B Preferred, or at such other office or offices, if any, as the Board of Directors may designate, of the certificate for such shares of the Series B Preferred to be converted accompanied (if the name(s) in which such certificate are to be registered differ from the name(s) in which the certificate formerly representing shares of Series B Preferred had been registered prior to conversion) by a written notice stating the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and, if an Optional Conversion, stating that such holder elects to convert all or a specified whole number of such shares.  In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by a payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names.  As promptly as practicable, and in any event within five business days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of the Series B Preferred being converted shall be entitled and (ii) if less than the full number of shares of the Series B Preferred evidenced by the surrendered certificate or certificates being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted.

(d)         In the event of any Optional Conversion, such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates for the shares of Series B Preferred to be converted and the giving of the notice relating thereto, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.  In the event of a Mandatory Conversion, such conversion shall be deemed to have been made on the Mandatory Conversion Date, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Mandatory Conversion Date.  On the date on which a conversion is deemed pursuant to this Section 5(d) to have been made, the rights of the holder of the shares of the Series B Preferred deemed to have been converted as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith and the corresponding rights of a holder of Common Stock thereupon created.

(e)           In connection with the conversion of any shares of the Series B Preferred, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the then effective Conversion Price.  If more than one share of the Series B Preferred shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of the Series B Preferred so surrendered.

(f)           The Corporation shall at all times reserve, and keep available for issuance upon the conversion of the Series B Preferred, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of the Series B Preferred, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of the Series B Preferred.

(g)          The Conversion Price shall be subject to adjustment from time to time as follows:

               (i)                 Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of the Series B Preferred then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price of the Series B Preferred then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               (ii)                 Adjustments for Non-Cash Dividends and Other Distributions.  In the event the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the corporation not made on a pro rata basis) payable in property or in securities of the Corporation other than shares of Common Stock, then and in each such event the holders of Series B Preferred shall receive, at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series B Preferred been converted into Common Stock on the date of such event.

               (iii)                 Adjustments for Reorganizations, Reclassifications or Similar Events.  If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Series B Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Series B Preferred shall have been entitled upon such reorganization, reclassification or other event.

               (iv)                 Shares Owned by Corporation.   For purposes of this Section 5(g), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

               (v)                 Certificate of Independent Accountant.  The certificate of any firm of independent public accountants of recognized national standing selected by the Board of Directors of the Corporation (which may be the firm of independent public accountants regularly employed by the Corporation) shall be presumptively correct for any computation made under this Section 5(g).
               (vi)                 No Adjustments for Abandoning Dividend Distributions.   If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price or the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this Section 5(g) shall be required by reason of the taking of such record.

               (vii)                 No Adjustments for Mergers, Reorganizations, Acquisitions or Similar Events.   There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Corporation to the security holders of any other corporation in a merger, reorganization, acquisition or other similar transaction except as set forth in this Section 5(g).

 (h)          In case of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification covered by Section 5(g)(iii)), or in the case of a share exchange of Common Stock for securities of another corporation, or in case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a “Transaction”), each share of the Series B Preferred then owned by such holder shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of the Series B Preferred was convertible immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction).

(i)           Upon any adjustment of the Conversion Price then in effect, the Corporation, at its expense, shall, upon the written request of any holder of Series B Preferred, promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.

(j)           Upon any conversion of Series B Preferred pursuant to this Section 5, the holder of such shares being converted shall receive any unpaid and accrued dividends on such shares being converted.

6.            Redemption.

(a)           At any time after the third anniversary of the issuance of the Series B Preferred, all, but not less than all,  the shares of Series B Preferred outstanding may be redeemed by the Corporation (a “Mandatory Redemption”) at its sole discretion, at a price equal to the greater of (i) one hundred ten percent (110%) of the Original Purchase Price, plus an amount equal to any unpaid and accrued dividends and (ii) the Fair Market Value on the Redemption Date of such number of shares of Common Stock which the holder of the redeemed Series B Preferred would be entitled to receive had the redeemed Series B Preferred been converted immediately prior to the redemption. The right of the Corporation to redeem the Series B Preferred provided under this Section 6(a), shall cease upon the occurrence of an Acquisition Event.

(b)          Redemption Notice. Upon the determination by the Corporation to effectuate a Mandatory Redemption or a Partial Redemption, written notice of such redemption (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Series B Preferred, at its post office address last shown on the records of the Corporation, not less than five (5) business days prior to the date such redemption is to occur (the “Redemption Date”).  Each Redemption Notice shall state:

               (i)                 the number of shares of Series B Preferred held by the holder that the Corporation shall redeem on the Redemption Date;

               (ii)                 the Redemption Date and the price the Corporation shall pay to the holders of Series B Preferred upon such redemption as determined pursuant to Section 6(a), as applicable (the “Redemption Price”); and

               (iii)                 that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series B Preferred to be redeemed.

(c)         Redemption Mechanics. On any Redemption Date, the Corporation shall redeem such number of shares of Series B Preferred set forth in the Redemption Notice.  If on any Redemption Date the Corporation does not have sufficient funds legally available to redeem such number of shares of Series B Preferred set forth in the Redemption Notice, the Corporation shall redeem a pro rata portion of each Series B Preferred holder’s redeemable shares out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of such shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.   The Corporation may delay or cancel any redemption by providing notice of such delay or cancellation to each holder of Series B Preferred that received a Redemption Notice in connection with such redemption as promptly as practicable following the determination by the Corporation to delay or cancel such redemption.

(d)         Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Series B Preferred to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.  In the event less than all of the shares of Series B Preferred represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series B Preferred shall promptly be issued to such holder.

(e)           Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series B Preferred to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred so called for redemption shall not have been surrendered, dividends with respect to such shares of Series B Preferred shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7.            Payment of Taxes.  The Corporation shall pay all documentary, stamp, transfer and other taxes (other than taxes on income of the holders of shares of Series B Preferred) and other governmental charges attributable to the issuance, delivery, conversion or redemption of shares of Series B Preferred; provided, however, that the Corporation shall not be required to pay any taxes payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series B Preferred in respect of which such shares are being issued.

8.            Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series B Preferred shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein.  The shares of Series B Preferred shall have no preemptive or subscription rights.

9.            Severability.  If any right, preference or limitation of the Series B Preferred set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth herein which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

10.          Status of Reacquired Shares.  Shares of Series B Preferred that have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

11.          Waivers.  The holders of Series B Preferred shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law.  Any of the rights of the holders of Series B Preferred set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the then outstanding shares of Series B Preferred, subject to applicable law.

12.          Registration of Series B Convertible Preferred Stock.  The Corporation shall register shares of the Series B Preferred, upon records to be maintained by the Corporation for that purpose (the “Series B Preferred Register”), in the name of the record holders thereof from time to time.  The Corporation may deem and treat the registered holder of shares of Series B Preferred as the absolute owner thereof for the purpose of any distribution to such holder, and for all other purposes, absent actual notice to the contrary.

 13.         Registration of Transfers.  The Corporation shall register the transfer of any shares of Series B Preferred in the Series B Preferred Register, upon surrender of certificates evidencing such Shares to the Corporation at its address specified herein.  Upon any such registration or transfer, a new certificate evidencing the shares of Series B Preferred so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder.

14.          Replacement Certificates.  If any certificate evidencing Series B Preferred is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of an affidavit of loss and indemnity agreement reasonably satisfactory to the Corporation evidencing such loss, theft or destruction and customary and reasonable indemnity, if requested.  Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

15.          Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock , solely for the purposes of effecting the conversion of the shares of Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred, in addition to such other remedies as shall be available to the holders of such Preferred Stock,  the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

    This Certificate shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

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[signature page follows]

The Corporation has caused this Amended Certificate of Designation to be duly executed and acknowledged by its undersigned duly authorized officers this 4th day of December, 2009.

REED’S, Inc.

By:	/s/ Christopher J. Reed
Name:	Christopher J. Reed
Title:	President & Chief Executive Officer

REED’S, Inc.

By:	/s/ Judy Holloway Reed
Name:	Judy Holloway Reed
Title:	Secretary